EXHIBIT 99.1

Contact:	Aaron's, Inc.	SCR Partners
	Sharon J. Lawrence	Jeff Black
	Vice President, Finance	615.760.3679
	678.402.3000	JBlack@scr-ir.com

Aaron's, Inc. Reports Second Quarter 2015 Results

•	Total Revenues of $769.0 Million, up 16%

•	GAAP Diluted EPS of $.56

•	Non-GAAP Diluted EPS of $.61

•	Raises 2015 Guidance

ATLANTA, July 24, 2015 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three and six months ended June 30, 2015.
For the second quarter of 2015, revenues increased 16.1% to $769.0 million compared with $662.5 million for the second quarter of 2014. Net earnings increased to $40.5 million compared with $8.5 million in the prior year period. Diluted earnings per share were $.56 compared with $.12 for the same quarter last year. EBITDA for the Company was $89.8 million compared with $43.0 million a year ago.
On a non-GAAP basis, net earnings for the second quarter of 2015 increased to $44.7 million compared with $27.2 million for the same period in 2014, and earnings per share assuming dilution increased to $.61 compared with $.37 a year ago. In 2015, non-GAAP net earnings and diluted earnings per share exclude the effects of amortization expense resulting from the acquisition of Progressive. In 2014, in addition to Progressive amortization, non-GAAP results exclude the effects of certain one-time Progressive transaction costs, financial advisory and legal costs related to addressing strategic matters and restructuring charges related to store closures. See “Use of Non-GAAP Information” and the related non-GAAP reconciliation accompanying this press release.
“The second quarter demonstrated our organization’s ability to grow revenues and increase EBITDA at double-digit rates,” said John Robinson, Chief Executive Officer of Aaron’s, Inc. “Our core business achieved an increase in profit margin due to improved expense and inventory control. We're disappointed that core revenues were not stronger in the quarter but remain optimistic that recent initiatives will drive better year-over-year comps in the future.”
“Progressive delivered an outstanding quarter with strong revenues and improved operating margins,” continued Mr. Robinson.  “Our pipeline of new retailers is robust, and we're beginning to reap real benefits from the integration of the two businesses. Overall, the opportunity to grow Progressive remains exciting, and we'll maintain discipline in our core business until revenue initiatives gain more traction,” Mr. Robinson said.
Financial Summary
During the first six months of 2015, revenues increased 27.5% to $1.591 billion compared with $1.248 billion for the first six months of 2014. Net earnings were $89.8 million versus $46.8 million last year. Diluted earnings per share were $1.23 compared with $.64 per share a year ago.
EBITDA for the Company increased 62.2% to $193.5 million for the six months of 2015 compared with $119.3 million a year ago. On a non-GAAP basis, net earnings for the first six months of 2015 were $98.1 million compared with $66.7 million for the same period in 2014, and earnings per share assuming dilution were $1.35 compared with $.92 a year ago.
Aaron's Inc., which includes Progressive, had 1,525,000 customers at the end of June 2015 versus 1,398,000 last year, a 9.1% increase. The Company ended the second quarter of 2015 with $91.1 million in cash compared with $3.5 million at the end of 2014. Debt was reduced to $494.9 million at June 30, 2015 from $606.1 million at December 31, 2014.
Core Results
Revenues of Aaron's Sales & Lease Ownership division decreased 3.9% in the second quarter of 2015 to $496.7 million compared with $516.9 million in revenues in the second quarter of 2014. Sales and lease ownership revenues for the first six months of 2015 decreased 3.0% to $1.049 billion compared with $1.082 billion for the same period a year ago.

HomeSmart division revenues were $15.5 million in the second quarter of 2015, a 3.1% decrease from $16.0 million in the second quarter of 2014. HomeSmart revenues for the first six months of 2015 were $32.3 million versus $33.3 million for the same period a year ago, also a 3.1% decrease.
EBITDA for the core business for the three and six months ended June 30, 2015 was $53.8 million and $129.2 million, respectively. As a percentage of revenues, EBITDA was 10.5% for the three months and 11.9% for the first six months of 2015 compared to 5.5% and 9.4% for the same periods a year ago. Margin improvement in the core business was driven by the Company's price, inventory reduction, and cost initiatives. Write offs for damaged, lost or unsaleable merchandise were 3.6% of revenues in the quarter.
Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) decreased 4.4% during the second quarter of 2015 compared with the second quarter of 2014, and customer counts on a same store basis were down 3.7%. Company-operated Aaron's stores had 1,053,000 customers and franchised stores had 579,000 customers at the end of the quarter, a 3.1% decline in total customers from the end of the second quarter a year ago (customers of franchisees are not customers of Aaron's, Inc.).
Progressive Results
Progressive's revenues in the second quarter of 2015 were $255.9 million and $507.6 million for the first six months. EBITDA for the second quarter and first six months of 2015 was $36.0 million and $64.3 million, respectively. As a percentage of revenues, EBITDA was 14.0% for the second quarter and 12.7% for the first six months of 2015. Write offs for damaged, lost or unsaleable merchandise were 6.1% of revenues.
Progressive had 473,000 customers at June 30, 2015. Progressive's results of operations beginning on its acquisition date of April 14, 2014 were included in the Company's financial statements for the second quarter of 2014.
The strength of Progressive's EBITDA margin in the second quarter was driven by strong lease portfolio performance, improved collection metrics, and increasing leverage on fixed operating expenses. Invoice volume per active door grew 28%.

Components of Revenue
Consolidated lease revenues and fees for the second quarter and six months of 2015 increased 19.5% and 33.9%, respectively, over the comparable prior year periods. Franchise royalties and fees decreased 4.5% in the second quarter and 5.3% for the first six months of 2015 compared with the same periods in 2014. The decrease in the Company's franchise royalties and fees are primarily the result of a decrease in revenues of the Company's franchisees. Franchisees had revenues of $237.1 million during the second quarter and $497.9 million for the six months of 2015, decreases of 2.3% and 3.1%, respectively, from the comparable 2014 periods. Same store revenues and customer counts for franchised stores were down 1.6% and 2.2%, respectively, for the second quarter of 2015 compared with the same quarter last year (revenues and customers of franchisees, however, are not revenues and customers of Aaron's, Inc.). Non-retail sales, which are primarily sales of merchandise to Aaron's Sales and Lease Ownership franchisees, increased .7% for the second quarter and 2.8% for the six months of 2015 compared with the same periods last year.
Store Count
During the second quarter of 2015, the Company opened four Company-operated Aaron's Sales & Lease Ownership stores and three franchised stores. The Company acquired seven Aaron's Sales & Lease Ownership stores from franchisees and sold four Company-operated Aaron's Sales & Lease Ownership stores to franchisees, one of which was merged with an existing franchised location. Twenty-five Company-operated Aaron's Sales & Lease Ownership stores and three franchised Aaron's Sales & Lease Ownership stores were closed during the quarter. The Company also completed a six store swap with a third party during the quarter and merged the acquired stores with existing locations.
At June 30, 2015, the Company had 1,211 Company-operated Aaron's Sales & Lease Ownership stores, 784 franchised Aaron's Sales & Lease Ownership stores, 83 Company-operated HomeSmart stores, and two franchised HomeSmart stores. The total number of stores open at June 30, 2015 was 2,080.
2015 Outlook
The Company is updating its EBITDA and diluted earnings per share guidance for the full year 2015. No change is being made to the revenue guidance previously published on April

24, 2015. Diluted earnings per share is presented both on a GAAP basis and on a non-GAAP basis that excludes Progressive-related intangible amortization. The Company currently expects to achieve the following:

Core Business

•	EBITDA in the range of $205 million to $220 million compared with the previous guidance of $200 million to $220 million.

Progressive

•	EBITDA in the range of $120 million to $130 million compared with the previous guidance of $105 million to $115 million.

Consolidated Results

•	EBITDA in the range of $325 million to $350 million compared with the previous guidance of $305 million to $335 million.

•	GAAP diluted earnings per share in the range of $1.92 to $2.12 compared with the previous guidance of $1.78 to $1.98.

•	Non-GAAP adjusted diluted earnings per share in the range of $2.15 to $2.35 compared with the previous guidance of $2.01 to $2.21.
Conference Call and Webcast
Aaron's will hold a conference call to discuss its quarterly financial results on Friday, July 24, 2015, at 10:00 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's Investor Relations website, investor.aarons.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.
About Aaron's, Inc.
Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, has more than 2,000 Company-operated and franchised stores in 48 states, the District of Columbia, and Canada. Aaron's was founded in 1955, is headquartered in Atlanta and has been publicly traded since 1982. Progressive Leasing, a wholly-owned subsidiary and leading virtual lease-to-own company, provides lease-purchase solutions through more than 16,000 retail locations in 46 states. Aaron's, Inc. includes the Aarons.com, ShopHomeSmart.com and ProgLeasing.com brands. For more information, visit www.aarons.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "expect," "forecast," "guidance," "intend," "believe," "could," "project," "estimate," "anticipate," "should" and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings, customer privacy, information security, customer demand, the integration of the Progressive acquisition, the execution and results of our new strategy, risks related to Progressive's "virtual" lease-to-own business with which the Company may be unfamiliar, and the other risks and uncertainties discussed under “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as updated in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015. Statements in this release that are “forward-looking” include without limitation: statements regarding the impact of the Company's strategies for its core business, new product introduction and Aaron's projected results (including Progressive’s results) for the remainder of 2015, including statements under the heading “2015 Outlook." You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Lease Revenues and Fees	$660,472	$552,494	$1,355,754	$1,012,310
Retail Sales	7,073	8,419	19,067	22,929
Non-Retail Sales	84,449	83,893	180,486	175,518
Franchise Royalties and Fees	15,491	16,225	32,495	34,309
Other	1,564	1,459	3,061	2,847
Total	769,049	662,490	1,590,863	1,247,913

Costs and Expenses:
Depreciation of Lease Merchandise	294,362	232,715	610,348	400,627
Retail Cost of Sales	4,849	5,478	12,553	14,491
Non-Retail Cost of Sales	76,463	76,227	163,315	159,134
Operating Expenses	325,555	311,116	653,475	573,815
Financial Advisory and Legal Costs	—	12,404	—	13,276
Progressive-Related Transaction Costs	—	5,464	—	6,267
Restructuring Expenses	—	2,264	—	2,264
Other Operating Expense/(Income), Net	277	5	(1,183)	(672)
Total	701,506	645,673	1,438,508	1,169,202

Operating Profit	67,543	16,817	152,355	78,711
Interest Income	792	1,074	1,231	1,827
Interest Expense	(5,622)	(5,479)	(11,591)	(7,012)
Other Non-Operating Income, Net	1,641	1,150	189	746
Earnings Before Income Taxes	64,354	13,562	142,184	74,272

Income Taxes	23,808	5,057	52,395	27,428

Net Earnings	$40,546	$8,505	$89,789	$46,844

Earnings Per Share	$.56	$.12	$1.24	$.65
Earnings Per Share Assuming Dilution	$.56	$.12	$1.23	$.64

Weighted Average Shares Outstanding	72,572	72,246	72,544	72,356
Weighted Average Shares Outstanding Assuming Dilution	72,965	72,598	72,910	72,733

Selected Balance Sheet Data
(In thousands)
(Unaudited)

	June 30, 2015	December 31, 2014
Cash and Cash Equivalents	$91,144	$3,549
Investments	22,758	21,311
Accounts Receivable, Net	95,971	107,383
Lease Merchandise, Net	1,038,133	1,087,032
Property, Plant and Equipment, Net	211,886	219,417
Other Assets, Net	895,507	1,018,152

Total Assets	2,355,399	2,456,844

Debt	494,858	606,082
Total Liabilities	1,038,310	1,233,323
Shareholders' Equity	$1,317,089	$1,223,521

Use of Non-GAAP Financial Information:

This press release presents the Company's net earnings and diluted earnings per share in accordance with generally accepted accounting principles in the United States ("GAAP") and in a format that is not in accordance with GAAP due to the exclusion of $6.6 million in Progressive-related intangible amortization expense in the second quarter of 2015 and $13.2 million for the six months of 2015, as well as the exclusion of certain 2014 charges as presented and described in previous releases and as shown in this press release for comparative purposes.

Management regards the amortization expense relating to the Company's acquisition of Progressive as a special charge not arising out of the ordinary course of business. Management believes that presentation of net earnings and diluted earnings per share excluding this adjustment is useful because it gives investors supplemental information to evaluate and compare the Company's underlying operating performance from period to period.

Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share and the GAAP operating income of the Company's segments, which are also presented in the press release. Please refer to our Current Report on Form 8-K furnishing this earnings release to the U.S. Securities and Exchange Commission on the date hereof for further information on our use of non-GAAP financial measures.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2015	2014	2015	2014
Net Earnings	$40,546	$8,505	$89,789	$46,844
Add Progressive-Related Intangible Amortization Expense (1)(2)	4,150	6,083	8,320	6,118
Add Financial Advisory and Legal Costs (3)	—	7,779	—	8,373
Add Estimated Progressive-Related Transaction Cost (4)	—	3,426	—	3,953
Add Restructuring Expenses (5)	—	1,420	—	1,428
Non-GAAP Net Earnings	$44,696	$27,213	$98,109	$66,716

Earnings Per Share Assuming Dilution	$.56	$.12	$1.23	$.64
Add Progressive-Related Intangible Amortization Expense	.05	.08	.12	.08
Add Financial Advisory and Legal Costs	—	.11	—	.12
Add Progressive-Related Transaction Costs	—	.05	—	.05
Add Restructuring Expenses	—	.02	—	.02

Non-GAAP Earnings Per Share Assuming Dilution (6)	$.61	$.37	$1.35	$.92

Weighted Average Shares Outstanding Assuming Dilution	72,965	72,598	72,910	72,733

(1)	Net of taxes of $2,437 for the three months and $4,855 for the six months ended June 30, 2015 calculated using the effective tax rate for the three and six months ended June 30, 2015.

(2)	Net of taxes of $3,617 for the three months and $3,582 for the six months ended June 30, 2014 calculated using the effective tax rates for the three and six months ended June 30, 2014.

(3)	Net of taxes of $4,625 for the three months and $4,903 for the six months ended June 30, 2014 calculated using the effective tax rates for the three and six months ended June 30, 2014.

(4)	Net of taxes of $2,038 for the three months and $2,314 for the six months ended June 30, 2014 calculated using the effective tax rates for the three and six months ended June 30, 2014.

(5)	Net of taxes of $844 for the three months and $836 for the six months ended June 30, 2014 calculated using the effective tax rates for the three and six months ended June 30, 2014.

(6)	In some cases the sum of individual EPS amounts may not equal total EPS calculations.

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)
(Unaudited)

	Three Months Ended June 30, 2015
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$40,546
Income Taxes	—	—	—	—	—	—	23,808
Earnings Before Income Taxes	40,690	23,314	48	11,993	376	(12,067)	64,354
Interest Expense	1,949	5,595	214	—	7	(2,143)	5,622
Depreciation	7,328	464	619	375	351	3,722	12,859
Amortization	363	6,587	3	—	—	—	6,953
EBITDA	$50,330	$35,960	$884	$12,368	$734	$(10,488)	$89,788

	Three Months Ended June 30, 2014
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$8,505
Income Taxes	—	—	—	—	—	—	5,057
Earnings Before Income Taxes	31,825	(323)	(460)	11,073	(89)	(28,464)	13,562
Interest Expense	1,981	4,254	222	—	13	(991)	5,479
Depreciation	8,676	260	647	403	384	3,274	13,644
Amortization	515	9,699	102	—	—	—	10,316
EBITDA	$42,997	$13,890	$511	$11,476	$308	$(26,181)	$43,001

1Other segment is primarily revenues attributable to (i) the RIMCO segment through the date of sale in January 2014, (ii) leasing space to unrelated third parties in the corporate headquarters building and (iii) several minor unrelated activities. The pre-tax losses or earnings in the Other segment are the net result of the activity mentioned above, net of the portion of corporate overhead not allocated to the reportable segments for management purposes.

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Six Months Segment EBITDA
(In thousands)
(Unaudited)

	Six Months Ended June 30, 2015
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$89,789
Income Taxes	—	—	—	—	—	—	52,395
Earnings Before Income Taxes	99,731	39,144	574	25,891	1,658	(24,814)	142,184
Interest Expense	3,881	11,064	454	—	17	(3,825)	11,591
Depreciation	15,037	918	1,247	741	733	7,165	25,841
Amortization	731	13,175	9	—	—	—	13,915
EBITDA	$119,380	$64,301	$2,284	$26,632	$2,408	$(21,474)	$193,531

	Six Months Ended June 30, 2014
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$46,844
Income Taxes	—	—	—	—	—	—	27,428
Earnings Before Income Taxes	87,992	(323)	(586)	25,631	458	(38,900)	74,272
Interest Expense	3,925	4,254	471	—	28	(1,666)	7,012
Depreciation	17,506	260	1,298	829	767	6,350	27,010
Amortization	1,105	9,699	205	—	—	—	11,009
EBITDA	$110,528	$13,890	$1,388	$26,460	$1,253	$(34,216)	$119,303

1Other segment is primarily revenues attributable to (i) the RIMCO segment through the date of sale in January 2014, (ii) leasing space to unrelated third parties in the corporate headquarters building and (iii) several minor unrelated activities. The pre-tax losses or earnings in the Other segment are the net result of the activity mentioned above, net of the portion of corporate overhead not allocated to the reportable segments for management purposes.

Reconciliation of 2015 Projected Guidance for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2015
	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$1.92	$2.12
Add Projected Progressive-Related Intangible Amortization Expense	.23	.23
Projected Non-GAAP Earnings Per Share Assuming Dilution	$2.15	$2.35